Exhibit 5
[Bryan Cave LLP Letterhead]

August 24, 2012

MEMC Electronic Materials, Inc.
501 Pearl Drive
St. Peters, Missouri 63376
Board of Directors

Re:    Registration Statement on Form S-8
MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan as Amended and Restated

Ladies and Gentlemen:

We have acted as special counsel to MEMC Electronic Materials, Inc. (the “Company”) in connection with the Company's filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 8,000,000 shares of common stock, par value $0.01 per share (the “Shares”) issuable pursuant to the Company's 2010 Equity Incentive Plan as amended and restated (the “Plan”).

In connection herewith, we have examined:

(1)    the Restated Certificate of Incorporation, as amended, of the Company;

(2)    the Restated By-laws of the Company;

(3)    the Plan; and

(4)    the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Registration Statement and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons executing documents, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations, certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that when issued pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. We do not render any opinions except as set forth above.

MEMC Electronic Materials, Inc.
August 24, 2012

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Bryan Cave LLP